UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2014

IGNYTA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36344	45-3174872
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11095 Flintkote Avenue, Suite D

San Diego, California 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 255-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On September 8, 2014, Ignyta appointed Robert Wild, Ph.D., as Ignyta’s Chief Scientific Officer and Senior Vice President, Research, effective immediately. Prior to joining Ignyta, Dr. Wild, 43, was Chief Scientific Officer, Oncology Research, Drug Discovery at Eli Lilly & Company, a position he held from August 2010 to August 2014. Prior to Lilly, Dr. Wild held positions of increasing responsibility from January 2006 to July 2010 at OSI Pharmaceuticals, Inc., including Senior Director, Oncology Research, In Vivo Pharmacology, Molecular Imaging & Research DMPK. Before his tenure at OSI, Dr. Wild spent more than four years at Bristol-Myers Squibb, and he also previously worked at SUGEN, Inc. Dr. Wild holds both a Ph.D. in pharmacology and a B.S. in biochemistry from the University of Minnesota.

Dr. Wild’s annual base salary will be $340,000. Dr. Wild will also be eligible to participate in cash or other bonus plans at the discretion and upon the approval of Ignyta’s Board of Directors. Further, Dr. Wild will be eligible to receive grants of equity awards under Ignyta’s 2014 Incentive Award Plan (the “Ignyta Plan”) or any other equity compensation plan the Board of Directors may approve and adopt in the future, at the discretion of the Board of Directors. As with Ignyta’s other employees, Dr. Wild does not have a formal employment agreement with Ignyta, and will not have such an agreement unless and until the Board of Directors, or a committee thereof, and Dr. Wild approve the terms of any such agreement. As a result, the amount of Dr. Wild’s annual base salary, cash or other bonus compensation, equity compensation or any other form of compensation he may receive may be modified at any time at the discretion of the Board of Directors.

Dr. Wild will also receive a signing bonus of $50,000 (the “Signing Bonus”), and Ignyta will reimburse Dr. Wild for up to $75,000 in expenses incurred in relocating to San Diego, California (“Relocation Reimbursement”). Both the Signing Bonus and the Relocation Reimbursement will be grossed up for applicable taxes and other withholdings. Should Dr. Wild voluntarily leave the company within twelve months of his employment start date, Dr. Wild will be responsible for reimbursing Ignyta a prorated portion of such amounts.

In connection with his appointment, Ignyta has granted to Dr. Wild a stock option award to purchase 200,000 shares of Ignyta’s common stock under the Ignyta Plan at an exercise price equal to the closing price of Ignyta’s common stock on the Nasdaq Capital Market on September 8, 2014. The option award agreement will be consistent with the standard option award agreement under the Ignyta Plan, and the options will vest on Ignyta’s standard four-year vesting schedule, with 25% of the shares subject to the award vesting on the first anniversary of his commencement of employment and 1/36th of the remaining shares subject to the award vesting each monthly anniversary thereafter, subject to Dr. Wild’s continued employment by Ignyta on each vesting date.

In addition, Dr. Wild will be eligible to participate in Ignyta’s 2013 Severance and Change in Control Severance Plan (the “Severance Plan”) as a “Tier 2 Covered Employee.” A description of the terms and provisions of the Severance Plan as applied to a Tier 2 Covered Employee are set forth in Ignyta’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2013, which description is incorporated herein by reference.

There are no family relationships between Dr. Wild and any of Ignyta’s current or former directors or executive officers. Dr. Wild is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

The press release dated September 8, 2014 announcing the appointment of Dr. Wild is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated September 8, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 8, 2014	IGNYTA, INC.

	By:	/s/ Jonathan E. Lim, M.D.
Name: Jonathan E. Lim, M.D.
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release, dated September 8, 2014